ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number **20150000584-85**
Ross Miller Secretary of State State of Nevada	Filing Date and Time **01/02/2015 8:17 AM**
	Entity Number **E0486922006-6**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Pacific Metals Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 Authorized Capital Stock: The company's authorized number of shares of Common Stock shall hereby be increased from 200,000,000 shares to 4,000,000,000 shares at par value $0.001.

All issued and outstanding shares of Common Stock of the Corporation automatically shall be ~~increased~~ decrease at the rate of one-for-twenty-five, (1:25). No action on the part of the shareholder or the Corporation, is necessary, although, through its transfer agent, the shareholder may exchange certificates into new a certificate representing the appropriate number of shares resulting from the increase. All fractional shares resulting from the reverse split shall be purchased by the Corporation at a price of $0.02 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 82.7%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.